                                                                      EXHIBIT 11


                              GLASSMASTER COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
                    FOR THE TWO YEARS ENDED AUGUST 31, 1996
                    (THOUSANDS EXCEPT FOR PER SHARE FIGURES)


                                                                                              1996             1995
                                                                                             ------           ------
Primary:

  Average Shares Outstanding                                                                  1,616            1,597
  Net effect of dilutive stock options under treasury
   stock method using average market price                                                        0                0
                                                                                            --------         --------

      Total Average Shares Outstanding                                                        1,616            1,597

  Net Income                                                                                $   131          $   351
                                                                                            ========         ========


  Primary Earnings Per Share                                                                $   .08          $   .22



Fully Diluted:

  Average Shares Outstanding                                                                  1,616            1,597
  Net effect of dilutive stock options under treasury stock
   method using year end market value if higher than average                                      0                0
                                                                                            --------         --------

      Total Average Shares Outstanding                                                        1,616            1,574


Fully Diluted Earnings Per Share                                                            $   .08          $   .22


Note: If average market price is higher than ending market price, primary and fully diluted EPS is the same.